Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

WALGREENS BOOTS ALLIANCE, INC.

Walgreens Boots Alliance, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is Walgreens Boots Alliance, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was September 2, 2014.

2.	This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates and integrates and further amends the provisions of the corporation’s Certificate of Incorporation.

3.	The text of the Certificate of Incorporation of the corporation is hereby amended and restated in its entirety as set forth below.

4.	This Amended and Restated Certificate of Incorporation shall be effective at 12:01 a.m. Eastern Standard Time on December 31, 2014.

IN WITNESS WHEREOF, said Walgreens Boots Alliance, Inc. has caused this Certificate to be signed by Thomas Sabatino, Jr., its Vice President & Secretary this 30th day of December.

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Thomas J. Sabatino, Jr.
Name:	Thomas J. Sabatino, Jr.
Title:	Vice President & Secretary

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is: Walgreens Boots Alliance, Inc.

ARTICLE II

The address of its registered office in the State of Delaware on the date of this Certificate of Incorporation is: 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County, and the name of its Registered Agent at said address is: Corporation Service Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 3,232,000,000 shares of capital stock, of which 3,200,000,000 shares shall be shares of Common Stock, par value $0.01 per share (“Common Stock”) and 32,000,000 shares shall be shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

Section 2. Shares of Preferred Stock may be issued from time to time in one or more series and/or classes. The Board of Directors of the Corporation (the “Board”) is hereby authorized to fix the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualification, limitations or restrictions thereof, of any unissued series and/or class of Preferred Stock, and to fix the number of shares constituting such series and/or class, and to increase or decrease the number of shares of any such series and/or class (but not below the number of shares thereof then outstanding).

Section 3. Except as otherwise provided by law, or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series and/or class of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In all elections of directors, every stockholder shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder’s shares of stock multiplied by the number of directors to be elected by such stockholder, and such stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such stockholder may see fit.

ARTICLE VII

The directors of the Corporation shall not be personally liable to the Corporation or to the stockholders of the Corporation for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.

ARTICLE IX

Special meetings of the stockholders may be called by the Board of Directors, by the President, by the Secretary of the Corporation at the written request of stockholders of record who have, or are acting on behalf of beneficial owners who have, not less than one-fifth of all the outstanding shares entitled to vote generally for the election of directors as of a record date fixed in accordance with the By-Laws of the Corporation, subject to and in accordance with the procedures and requirements set forth in the By-Laws of the Corporation, and by such other officers or persons as may be authorized by the By-Laws of the Corporation.

ARTICLE X

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.